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                                                                    Exhibit 99.1

Press Release
--For Immediate Release--


                       SECURITY CAPITAL INDUSTRIAL TRUST
                                   Announces
            Shareholder Approval to Become Internally Managed REIT

September 8, 1997 -- Security Capital Industrial Trust (SCI) (NYSE: SCN) today announced that its shareholders voted to approve an agreement with Security Capital Group Incorporated (Security Capital) to exchange Security Capital's REIT management and property management companies for 3,692,024 shares of SCI common stock. A total of 92.48% of SCI's outstanding common shares were voted. Of those, 98.5% were voted in favor of the merger agreement, which is expected to close on September 9, 1997, subject to the conditions in the merger agreement.

As a result of the transaction, SCI will become an internally managed real estate investment trust (REIT) with Security Capital continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of SCI. The transaction is immediately accretive to SCI's per share Funds from Operations (FFO), based on SCI's 1997 forecast.

SCI Co-Chairman and Chief Operating Officer K. Dane Brooksher emphasized that self-management for SCI will have a significant positive effect on SCI's long-term FFO growth. "SCI will continue to benefit from the strategic guidance, proprietary research and operating expertise of Security Capital," Mr. Brooksher said. "In addition, we now have the opportunity to grow SCI's customer base and operating platform without significantly increasing overhead. This will have a direct, positive impact on FFO growth as we move forward."

During the past year, SCI has announced several new strategic initiatives aimed at expanding the quality and range of services provided to its global customer base. These initiatives include the company's geographic expansion into Europe and Mexico, as well as its entry into the refrigerated warehousing business. "The significant research and development expenditures the company has already made in the SCI International Operating System/TM/, combined with the internalization of management, will result in an enhanced growth rate as we expand our services platform globally," said SCI Co-Chairman and Chief Investment Officer Irving F. Lyons III. He added, "This transaction gives our international team of highly motivated individuals an
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opportunity to increase their participation in SCI's future performance through the SCI 1997 long-term incentive compensation plan also approved by shareholders today."

Under the terms of the agreement, Security Capital's REIT management and property management companies were valued at $81,870,626. The number of SCI common shares issued to Security Capital was determined based on a price per SCI common share of $22.175, the average closing price of SCI's common shares reported by the New York Stock Exchange for the five-day period prior to the SCI shareholder record date of August 6, 1997 for voting on the transaction.

SCI is the largest publicly held, global owner and operator of distribution properties headquartered in the United States. SCI's primary objective is to build shareholder value through long-term, sustainable growth in per share cash flow. The company expects to achieve this objective through the SCI International Operating System/TM/ which provides exceptional corporate distribution facility services to meet customer expansion and reconfiguration needs globally. SCI's investment strategy is to acquire generic distribution facilities and develop full-service, master-planned distribution parks in metropolitan areas that demonstrate strong demographic growth and excellent industrial real estate fundamentals. As of July 31, 1997, SCI had distribution properties operating or under development in 42 markets in the U.S., Mexico and Europe totaling 94.2 million square feet.

FOR MORE INFORMATION, CONTACT:                 K. Scott Cannon     800/982-9293
                                               Gerard de Gunzburg  212/838-9292



In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which SCI operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.